Exhibit 4.1

EVOKE PHARMA, INC.

AMENDMENT TO

SERIES A COMMON STOCK PURCHASE WARRANT,

SERIES B COMMON STOCK PURCHASE WARRANT

AND

SERIES C COMMON STOCK PURCHASE WARRANT

This Amendment (this “Amendment”) is made as of March ____, 2024 by and between Evoke Pharma, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Holder”), and constitutes an amendment to that certain Series A Common Stock Purchase Warrant (Warrant No.: A-[  ]), issued by the Company on February 13, 2024 (the “Series A Warrant”), an amendment to that certain Series B Common Stock Purchase Warrant (Warrant No.: B-[  ]), issued by the Company on February 13, 2024 (the “Series B Warrant”) and an amendment to that certain Series C Common Stock Purchase Warrant (Warrant No.: C-[  ]), issued by the Company on February 13, 2024 (the “Series C Warrant”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Series B Warrant or the Series C Warrant, as applicable.

Whereas, pursuant to Section 5(l) of each of the Series A Warrant, Series B Warrant and Series C Warrant, each such warrant may be modified or amended with the written consent of the Company and the Holder; and

Whereas, the Company and the Holder desire to amend each of the Series A Warrant, Series B Warrant and Series C Warrant as set forth in this Amendment.

Now, Therefore, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Series A Warrant, Series B Warrant and Series C Warrant as set forth herein.

1. Amendments to Series A Warrant. Notwithstanding anything else to the contrary in the Series A Warrant, (a) upon exercise of the Series A Warrant a Holder may elect, at its sole option, by written notice on the Notice of Exercise, to receive, in lieu of Warrant Shares, an equal number of Pre-Funded Warrants in the form attached hereto as Exhibit A (“Pre-Funded Warrant”), at an Exercise Price for the Series A Warrant of $0.6799 per Warrant Share, with a corresponding Exercise Price of $0.0001 per Warrant Share under the Pre-Funded Warrant; and (b) any such Pre-Funded Warrants shall be delivered directly by the Company to the Holder within two (2) Trading Days of exercise in lieu of any Transfer Agent delivery mechanics and related provisions.

2. Amendments to Series B Warrant. Notwithstanding anything else to the contrary in the Series B Warrant, (a) upon exercise of the Series B Warrant a Holder may elect, at its sole option, by written notice on the Notice of Exercise, to receive, in lieu of Warrant Shares, an equal number of Pre-Funded Warrants, at an Exercise Price for the Series B Warrant of $0.6799 per Warrant Share, with a corresponding Exercise Price of $0.0001 per Warrant Share under the Pre-Funded Warrant; and (b) any such Pre-Funded Warrants shall be delivered directly by the Company to the Holder within two (2) Trading Days of exercise in lieu of any Transfer Agent delivery mechanics and related provisions.

3. Amendments to Series C Warrant.

(a) Notwithstanding the definition of “Vesting Schedule” in the Series C Warrant and anything else to the contrary:

(i) to the extent a Holder exercises (a Holder so exercising, an “Exercising Holder”) its Series B Warrant before 5:00 p.m. Pacific time March 27, 2024 (the “Amendment Exercise Deadline”), the Series C Warrant shall be exercisable for a number of Warrant Shares equal to the lesser of (i) three times the number of Warrant Shares exercised by the Exercising Holder pursuant to its Series B Warrant and (ii) the total number of remaining Warrant Shares exercisable under the Series C Warrant (such Warrant Shares that become exercisable, “Vested Warrant Shares,” and any remaining unvested and unexercisable Warrant Shares, “Unvested Warrant Shares”); and

(ii) for any Exercising Holder, following the Amendment Exercise Deadline, if such Exercising Holder exercises any remaining Series B Warrants, the remaining Series C Warrants, if any, shall become vested and exercisable on a one-for-one basis as to the same number of Series B Warrants exercised following the Amendment Exercise Deadline.

By way of example, if the Holder exercises one-third (33.33%) of its Series B Warrant by the Amendment Exercise Deadline, all Warrant Shares subject to the corresponding Series C Warrants shall be Vested Warrant Shares and may be exercised by the Holder, whereas if the Holder exercises one-fifth (20%) of its Series B Warrants by the Amendment Exercise Deadline, only three-fifths (60%) of the Warrant Shares subject to the Series C Warrants shall be Vested Warrant Shares and therefore become exercisable until such time that the Holder exercises additional Series B Common Stock Purchase Warrants. For the avoidance of doubt, if the Holder is not an Exercising Holder, the definition of Vesting Schedule shall remain unmodified from that originally contained in such Holder’s Series C Warrant.

(b) Notwithstanding anything else to the contrary in the Series C Warrant, (a) upon exercise of the Series C Warrant a Holder may elect, at its sole option, by written notice on the Notice of Exercise, to receive, in lieu of Warrant Shares, an equal number of Pre-Funded Warrants, at an Exercise Price for the Series C Warrant of $0.6799 per Warrant Share, with a corresponding Exercise Price of $0.0001 per Warrant Share under the Pre-Funded Warrant; and (b) any such Pre-Funded Warrants shall be delivered directly by the Company to the Holder within two (2) Trading Days of exercise in lieu of any Transfer Agent delivery mechanics and related provisions.

4. Miscellaneous Provisions.

4.1 No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Series A Warrant, Series B Warrant and Series C Warrant shall remain unchanged and in full force and effect.

4.2 Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

EVOKE PHARMA, INC.

By:

Name:
Title:

[HOLDER]

By:

Name:
Title:

[Signature Page to Warrant Agreement Amendment]